Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ev3 Inc. 2005 Incentive Stock Plan of our report dated April 4, 2005 with respect to the combined consolidated financial statements of ev3 LLC included in the Registration Statement on Form S-1(No. 333-123851) of ev3 Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 21, 2005